WACHOVIA 8739 Research Drive

Charlotte, NC 28288

SECURITIES

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of August 1, 2002, by and among GE Capital Commercial Mortgage Corporation, as Depositor, Wachovia Bank National Association, as Master Servicer, Lennar Partners, Inc., as Special Servicer, and LaSalle Bank National Association as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2002-2 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M. Alexander, Directors of the Master Servicer, do hereby certify that:

  A review of the activities of the Master Servicer during the period from August 15, 2002 through December 31, 2002 and of its performance under the Agreement during such period has been made under our supervision; and
  To the best of our knowledge, based on such review, the Master Servicer has maintained an effective internal control system relating to its servicing of the Mortgage Loans serviced by it and has fulfilled in all material respects its obligations under this Agreement throughout the period August 15, 2002 through December 31, 2002; and
  The Master Servicer has received no notice regarding qualification, or challenging the status, of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 14th day of March, 2003.

Timothy E. Steward Clyde M. Alexander

Timothy E. Steward, Director Clyde M. Alexander, Director

Wachovia Bank National Association Wachovia Bank National Association

(Formerly known as First Union (Formerly known as First Union

National Bank) National Bank)

Wachovia Services is the trade name under which Wachovia Corporation conducts its investment banking, capital markets and institutional securities business

Through First Union Securities, Inc. ("FUSI"), member NYSE, NASD, SIPC and through other bank and non-bank and broker-dealer subsidiaries of Wachovia Corporation,

Including Wachovia Bank, N.A. and First Union National Bank.